EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Todd Gibby (“you”) and Blackboard Inc. (“Blackboard”).

     WHEREAS, Blackboard desires to employ you on the terms and conditions hereinafter set forth and you desire to accept such employment;

     NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the parties agree as follows:

1.     Responsibilities. Blackboard agrees to hire you as Executive Vice President for Operations. You shall devote your entire business time, attention, skill and energy exclusively to the business of Blackboard and perform the responsibilities assigned to you in accordance with the standards and policies that Blackboard may from time to time establish. With prior written notice to Blackboard, you may engage in appropriate civic, charitable or religious activities and devote a reasonable amount of time to private investments or boards or other activities provided that such activities do not interfere or conflict with your responsibilities and are not or are not likely to be contrary to Blackboard’s interests. You and Blackboard agree that your position is essential to Blackboard’s success and that the highest level of performance is required from you.

2.     Term of Employment. Blackboard agrees to employ you, and you agree to remain in employment with Blackboard, from the date hereof until June 30, 2006 (the “Initial Term”), unless your employment terminates earlier pursuant to Section 5 below. This Agreement shall automatically renew for successive one (1) year periods (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless either party provides prior written notice of its intent not to renew at least thirty (30) days before commencement of the applicable Renewal Term.

3.     Compensation.

     (a)     Base Compensation. Your annual base compensation shall initially be US$200,000 (“Base Compensation”), less applicable taxes and withholdings, payable in accordance with Blackboard’s regular payroll practices from time to time in effect. Blackboard’s Board of Directors (the “Board”) may review and adjust your Base Compensation periodically.

     (b)     Bonus Compensation. To be eligible to receive an annual bonus for any year, you must meet financial performance targets set by the Board and be employed through March 31st of the following year. Your initial bonus may be up to 50% of your Base Compensation. The actual amount of the bonus, if any, will be determined by the Board in its sole good faith discretion. If a bonus is awarded, it will be paid in the year following that for which the bonus is being awarded. You will receive your first bonus, if any, in fiscal year 2006 for fiscal year 2005.

     (c)     Business Expenses. During the Term, Blackboard shall pay or reimburse you for all ordinary and reasonable business-related expenses you incur in the performance of your duties under this Agreement. Blackboard will reimburse you for all such expenses upon the presentation by you of an itemized account of such expenditures, together with supporting receipts and other appropriate documentation.

4.     Employee Benefits.

     (a)     In General. During the Term, you shall be eligible for all employee benefits that Blackboard may provide to employees who are officers of Blackboard, which may include, but are not limited to benefits such as health insurance plans, a stock option plan, paid holidays and 401(k), subject in each case to the generally applicable terms and conditions of any such plan or program in question and to the determinations of any person or committee administering any such plan or program in accordance with the terms of such plan or program. Blackboard reserves the right to modify or terminate any such benefit plan or program at any time.

     (b)     Vacation. You shall be eligible to take paid vacation during each calendar year in accordance with Blackboard’s Employment Handbook.

5.     Termination of Employment. Upon the effective date of termination of your employment with Blackboard (the “Termination Date”), you will not be eligible for further compensation, benefits or perquisites under Sections 3 and 4 of this Agreement, other than those that have already accrued or vested as of the Termination Date. Termination of your employment may occur under any of the following circumstances:

     (a)     Expiration of Term. Your employment will terminate if the Term provided for under Section 2 expires pursuant to the notice requirements of Section 2; or

     (b)     Termination of Employment by Blackboard. Blackboard has the right to terminate your employment at any time with or without Cause. For all purposes under this Agreement, (“Cause”) shall mean:

          (i)     a failure by you to substantially perform your obligations under this Agreement or your job responsibilities, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment;

          (ii)     an act or omission by you that constitutes gross misconduct, moral turpitude or fraud;

          (iii)     a conviction for, or a plea of “guilty” or “no contest” to, a felony; or

          (iv)     a material breach of any duty owed to Blackboard, including but not limited to the duties of loyalty and confidentiality.

     (c)     Resignation by You. You have the right to resign your employment with Blackboard at any time, with or without Good Reason, provided that you may resign with Good Reason only if you provide notice of such reason for resignation to Blackboard stating that such reason will be grounds for resignation with Good Reason, and if Blackboard fails to cure such reason within thirty (30) days following receipt of such notice.

          (i)     For purposes of this Agreement, “Good Reason” shall mean (A) a material failure by Blackboard to perform its obligations under this Agreement; (B) your relocation outside of the your current residential area without your consent; or (C) a material diminution of your compensation, duties or responsibilities within three (3) months of (I) a sale or transfer of more than 50% of the total number of shares of the outstanding capital stock of Blackboard or all or substantially all of the assets of Blackboard to a single unrelated entity or group of affiliated entities (not related to Blackboard) in one or a series of closely related transactions, or (II) a merger or consolidation in which Blackboard is not the surviving entity or in which the shareholders in Blackboard prior to the merger or consolidation own less than 50% of the shares of outstanding capital stock of Blackboard.

          (ii)     During the Term, you agree to provide Blackboard three (3) months’ prior written notice of your resignation, with or without Good Reason. Blackboard may in its sole discretion place you on paid administrative leave as of any date prior to the end of such three (3) month notice period and request that you no longer be present on Blackboard premises. During any period of paid administrative leave, you will not be authorized to act as a representative, or make any statements on behalf of, Blackboard; or

     (d)     Death or Disability. Your employment shall be deemed to have been terminated by you upon your (i) death or (ii) inability to perform your duties under this Agreement, even with reasonable accommodation, for more than twenty-six (26) weeks, whether or not consecutive, in any twelve-month period (“Disability”). Termination will be effective upon the occurrence of such event.

6.     Severance Payments.

     (a)     If Blackboard terminates your employment without Cause (as defined in Section 5(b)) or does not renew this Agreement pursuant to Section 2, then Blackboard will pay you your then current Base Salary, less applicable tax withholdings (and if you elect COBRA coverage, COBRA premiums) for nine (9) months (in each case, the “Severance Payments”). The Severance Payments shall be made consistent with Blackboard’s regular payroll schedule. To receive the Severance Payments you must sign a release of any and all claims in the form provided by Blackboard. Such Severance Payments shall begin at the later of (A) the first pay period following your Termination Date or (B) ten (10) days after you deliver the signed release to Blackboard. The Severance Payments will end nine (9) months after they begin.

     (b)     If during the Term you resign for Good Reason, as defined in Section 5(c), you shall be entitled to the Severance Payment as described in Section 6(a), provided that you continue working for Blackboard for a period of at least three (3) months following Blackboard’s receipt of written notice from you of your resignation pursuant to Section 5(c)(i)(A) or such shorter period as may be mutually agreed upon by you and Blackboard. To receive the Severance Payment, you must sign a release of any and all claims in the form provided by Blackboard. Such Severance Payment shall begin at the later of (i) the first pay period following your Termination Date or (ii) ten (10) days after you deliver the signed release to Blackboard. The Severance Payments will end nine (9) months after they begin.

7.     Return of Property. Upon termination of your employment with Blackboard for any reason, you agree to immediately return to Blackboard all equipment, credit cards and other property belonging to Blackboard. This includes all documents and other information prepared by you or on your behalf or provided to you in connection with performing your duties for Blackboard, regardless of the form in which such documents or information are maintained or stored, including computer, typed, written, imaged, audio, video, micro-fiche, electronic or any other means of recording or storing documents or other information. You hereby warrant that you will not retain in any form any such document or other information or copies thereof, except as provided in the following sentence. You may retain your business cards, a copy of this Agreement and any documents describing any rights or obligations you may have after the Termination Date, including rights and obligations under any employee benefit plan or other agreements, and any other information that Blackboard informs you in writing at the time of the termination that you may retain.

8.     Confidentiality, Non-Solicitation and Non-Competition Agreement.

     (a)     Confidential Information. You shall not disclose or use at any time, either during or after your Termination Date, any confidential information, including, but not limited to, the terms of this Agreement, existing and prospective investments, trade secrets or proprietary information, strategic sourcing information or analysis, financing information and sources, patents, patent applications, developmental or experimental work, formulas, test data, prototypes, models, know how and product specifications, financial information, financial projections and pro forma financial information, sales and marketing strategies, plans and programs and product development information, employees’ and consultants’ benefits, perquisites, salaries, stock options, compensation, formulas or bonuses, and their non-business addresses and telephone numbers, organizational structure and reporting relationships, business plans, names, addresses, phone numbers of customers, contracts, including contracts with clients, suppliers, independent contractors or employees, business plans and forecasts, and existing and prospective projects or business opportunities (“Confidential Information”) of Blackboard, whether patentable or not, which you learn as a result of your employment with Blackboard, whether or not you developed such information. “Confidential Information” shall not include, without limitation, your business cards, information that is or later becomes publicly available in a manner wholly unrelated to any breach of this Agreement by you as of the date it enters the public domain. If you are uncertain whether something is Confidential Information you should treat it as Confidential Information until you receive clarification from Blackboard that it is not Confidential Information. Confidential Information shall remain at all times the property of Blackboard. You may use or disclose Confidential Information only as authorized and necessary in performing your responsibilities under this Agreement during your employment with Blackboard; with the General Counsel’s prior written consent; in a legal proceeding between you and Blackboard to establish the rights of either party under this Agreement, provided that you stipulate to a protective order to prevent any unnecessary use or disclosure; or subject to a compulsory legal process that requires disclosure of such information, provided that you have complied with the following procedures to ensure that Blackboard has an adequate opportunity to protect its legal interests in preventing disclosure. Upon receipt of a subpoena that could possibly require disclosure of Confidential Information, you shall provide a copy of the compulsory process and complete information regarding the circumstances under which you received it to Blackboard by hand delivery within twenty-four (24) hours. You will not make any disclosure until the latest possible date for making such disclosure in accordance with the compulsory process (“Latest Possible Date”). If Blackboard seeks to prevent disclosure in accordance with the applicable legal procedures, and provides you with notice before the Latest Possible Date that it has initiated such procedures, you will not make disclosures of any Confidential Information that is the subject of such procedures, until such objections are withdrawn or ruled on. You hereby acknowledge that any breach of this Section 8(a) would cause Blackboard irreparable harm. Notwithstanding anything to the contrary herein, you are not prohibited from disclosing the terms of this Agreement for the purposes of enforcement of this Agreement, tax compliance and personal finances.

     (b)     Outside Activities. You shall submit to Blackboard’s General Counsel, within a reasonable time prior to dissemination, the text of any speech, professional paper, article or similar communication created by you which relates to Blackboard’s present or future business or research and development endeavors. The General Counsel then will notify you if the dissemination of the communication is permitted under the terms of this Agreement.

     (c)     Ownership of Confidential Information; Return of Materials. All Confidential Information, including without limitation that which is produced by or for Blackboard by you or anyone else, all materials embodying Confidential Information, and all copies thereof, will remain the property of Blackboard or of the third party who has furnished it to Blackboard. On your Termination Date, or at the written request of Blackboard at any time, you will immediately deliver to Blackboard all materials, and copies thereof, which are in your possession or control and which contain or are related in any way to any Confidential Information. This includes all documents and other information prepared by you or on your behalf or provided to you in connection with your duties while employed by Blackboard, regardless of the form in which such document or information are maintained or stored, including computer, typed, written, imaged, audio, video, micro-fiche, electronic or any other means of recording or storing documents or other information. You hereby warrant that you will not retain in any form any such document or other information or copies thereof. You may retain a copy of this Agreement and any documents describing any rights or obligations you may have after the Termination Date, including rights under any employee benefit plan or other agreements, and any other information that Blackboard informs you at the time of the termination that you may retain.

     (d)     Intellectual Property.

          (i)     For purposes of this Agreement the following terms will be defined as indicated:

               (A) “Inventions” shall mean inventions, ideas, formula, developments, designs, systems, software, discoveries, and improvements to existing technology, whether or not patentable.

               (B) “Improvements” shall mean all inventions, developments, modifications, changes, whether or not patentable, made to any Inventions and/or Confidential Information.

               (C) “Copyrighted Work” shall mean any work of authorship eligible for copyright protection under the federal and state laws of the United States and foreign countries.

               (D) “Copyrights” shall mean any and all rights granted in Copyrighted Works under the laws of the United States and foreign countries.

          (ii)     Exclusions. An Invention, Copyright or Copyrighted Work will not be subject to this Agreement when all the following criteria are met: (A) no equipment, supplies, facilities, or Confidential Information of Blackboard was used in developing the Invention or Copyrighted Work or in applying for or obtaining a patent or Copyright; (B) the Invention or Copyrighted Work was developed entirely on your own time; (C) the Invention or Copyrighted Work does not relate directly to the business of Blackboard or to Blackboard’s actual or demonstrably anticipated research or development; and (D) the Invention, Copyright or Copyrighted Work does not result from any work performed by you for Blackboard or at the request of Blackboard.

          (iii)     Ownership and Assignment of Rights.

               (A)     All Inventions, Improvements, or Confidential Information that you have or will conceive or develop, either alone or with others, shall be the exclusive property of Blackboard. You hereby assign, and agree to assign, to Blackboard your entire right, title, and interest in and to (I) any and all such Improvements and Inventions, (II) any and all applications for patent, domestic and foreign that may be filed on said Improvements and Inventions, and (III) any and all patents that may issue or be granted on such applications, except those excluded under Section 8(d)(ii) of this Agreement. Both during and after your Termination Date you will on request immediately sign and deliver to Blackboard without further consideration any and all documents necessary to perfect the assignments granted in this Section.

               (B)     You understand and agree that all Copyrighted Works conceived, developed, created or contributed to by you shall be considered works made for hire under the copyright laws of the United States and shall be the exclusive property of Blackboard. Blackboard shall be considered the author of such Copyrighted Works. You further understand and agree that in the event any Copyrighted Work created by you within the scope of, or in connection with, your work with Blackboard, or at the request of Blackboard, fails to meet the legal requirements of a work made for hire owned by Blackboard, then this Agreement shall operate to assign to Blackboard all of your rights, title, and interest, including copyrights, in, to and under such Copyrighted Works. Blackboard shall have sole and absolute discretion to register, enforce, and/or assign Copyrights for such Copyrighted Works.

          (iv)     Assistance and Designation of Agent.

               (A)     Both during and after your Termination Date, you will on request immediately sign and deliver to Blackboard without further consideration, all instruments in writing requiring your signature and deemed by Blackboard to be necessary or advisable in, or in connection with, filing or prosecuting of any application for any patent covering Improvements, Inventions or any divisional, continuing, renewal or reissue application or reexamination request based upon any application for patent. In the event that Blackboard is unable for any reason whatsoever to secure your signature to any lawful and necessary documents required to apply for or execute any patent application with respect to such idea, process, development, design, system, program, discovery, invention, improvement or writing (including renewals, extensions, continuations, divisions or continuations in pat thereof), you hereby irrevocably designate and appoint Blackboard and its officers and agents, as your agents and attorneys-in-fact to act for and on your behalf and instead of you, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by you.

               (B)     You will aid Blackboard promptly on request, and without further consideration, in any matter pertaining to or relating to the protection of any of the Improvements, Inventions, applications for patents covering Inventions or Improvements, and/or Copyrighted Works. If such request is made after your employment has ended, Blackboard will reimburse you for any expenses incurred and compensate for any services rendered in complying with such request at the same rate at which you were compensated during the final month of your employment.

9.     Non-Solicitation/Non-Competition. During your employment and for one (1) year following your Termination Date (the “Restricted Period”) you will not, except with prior written approval of Blackboard’s General Counsel, directly or indirectly, individually or as part of or on behalf of any other person, company, employer or other entity: (a) hire or attempt to solicit for hire, or encourage to end their relationship with Blackboard, any persons who have been employed by Blackboard at any time within the previous six (6) months (a “Covered Employee”); (b) solicit for the purposes of selling or otherwise providing, services or products that are similar or related to those sold by Blackboard as of the Termination Date to any person or entity that has within the twelve (12) months preceding the Termination Date purchased any such services or products from Blackboard and with whom you had direct contact on behalf of Blackboard during that time; or (c) own, manage, operate, control, be employed by, participate in, work in, advise, consult or contract with, or support in any manner any business that is substantially similar to the type of business conducted by Blackboard as of the Termination Date within the geographical area in which, as of the Termination Date, Blackboard is actively marketing or has made a significant investment in time and money to prepare to market its products or services within the six (6) month period after the Termination Date. You agree that these provisions are necessary to protect Blackboard’s legitimate business interests. You warrant that the provisions will not unreasonably interfere in your ability to earn a living or to pursue your occupation after the Termination Date. You agree to notify any person or entity to which you provide services during the Restricted Period of your obligations under this Section 9.

10.     Non-Disparagement. You agree to refrain from making any derogatory or defamatory remarks or comments that may disparage Blackboard, or any officer, employee or agent of Blackboard during or after your Termination Date. Blackboard agrees that none of its officers or directors will make any derogatory or defamatory remarks or comments that may disparage you during or after your employment.

11.     Other Obligations. You warrant that you are not subject to any other obligations that would conflict with or inhibit your ability to perform your duties under this Agreement. You represent that you have disclosed to Blackboard the existence and contents of all covenants not to compete that you have entered into with any other entity. You further warrant that you have not and will not bring to Blackboard or use in the performance of your responsibilities at Blackboard any equipment, supplies, facility or trade secret information (that is not generally available to the public) of any current or former employer or organization other than Blackboard to which you provided services, unless you have obtained written authorization for their possession and use.

12.     Miscellaneous Provisions.

     (a)     Notices. Unless otherwise provided herein, any notice or other communication required to be given under the terms of this Agreement must be in writing and must be personally delivered (i.e., left with an individual 18 years of age or older) or sent by overnight delivery. Documents sent by overnight delivery will be presumed received on the next business day following the day sent.

If notice is to be sent to Blackboard, it will be sent to:	If notice is to be sent to you, it will be sent to:

Matthew Small, Esq.	Todd Gibby
Blackboard Inc	5127 Baltimore Avenue
1899 L Street, N.W., 5th Floor	Bethesda, MD 20816
Washington DC 20036

With a copy to:

Douglas B. Mishkin, Esq.
Patton Boggs, LLP
2550 M Street, NW
Washington, DC 20037

     (b)     Dispute Resolution. You and Blackboard agree that any dispute between you and Blackboard will be finally resolved by binding arbitration in accordance with the Federal Arbitration Act (“FAA”). You and Blackboard agree to follow the Dispute Resolution Procedures set forth in Attachment A to this Agreement.

(c)     Nature of Agreement. This Agreement and the attachment hereto constitute the entire agreement between you and Blackboard and supercede all prior agreements and understandings between you and Blackboard relating to the matters covered by this Agreement. Any long-term equity incentives between Blackboard and you shall be contained in a separate agreement. In making this Agreement, the parties warrant that they did not rely on any representations or statements other than those contained in this Agreement. No modification of or amendment to this Agreement will be effective unless in writing and signed by the Senior Vice President for Human Resources of Blackboard. A delay or failure by Blackboard to exercise any right that is the subject of this Agreement will not be construed as a waiver of that right. A waiver of a breach on any one occasion will not be construed as a waiver of any other breach. Regardless of the choice of law provisions of the District of Columbia or any other jurisdiction, the parties agree that this Agreement shall be otherwise interpreted, enforced and governed by the laws of the District of Columbia. This Agreement will continue in effect until all obligations under it are fulfilled. If any part of this Agreement is held by a court of competent jurisdiction to be void or unenforceable, the remaining provisions shall continue with full force and effect. This Agreement is not assignable by you. This Agreement is binding on you with respect to Blackboard, its successors or assigns. This Agreement may be executed in any number of counterparts each of which shall be an original, but all of which together shall constitute one instrument. The headings in this Agreement are for convenience only and shall not effect the interpretation of this Agreement. You further certify that you fully understand the terms of this Agreement and have entered into it knowingly and voluntarily.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of Blackboard by its authorized officer, as of the day and year set forth under their signatures below.

Blackboard Inc.

/s/ Todd Gibby	By:	/s/ Michael Chasen

Todd Gibby		Michael Chasen, CEO and President

Date: May 11, 2005	Date: May 11, 2005

Attachment A

DISPUTE RESOLUTION PROCEDURES

     The parties agree to make a good faith effort to informally resolve any dispute before submitting the dispute to arbitration in accordance with the following procedures:

A.	The party claiming to be aggrieved shall furnish to the other a written statement of the grievance, all persons whose testimony would support the grievance, and the relief requested or proposed. The written statements must be delivered to the other party within the time limits for bringing an administrative or court action based on that claim.

B.	If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved within thirty (30) days and the aggrieved party wishes to pursue the issue, the aggrieved party shall by written notice demand that the dispute be submitted to non-binding mediation before a mediator jointly selected by the parties.

C.	If mediation does not produce a resolution of the dispute and either party wishes to pursue the issue, that party shall request arbitration of the dispute by giving written notice to the other party within thirty (30) days after mediation. The parties will attempt to agree on a mutually acceptable arbitrator and, if no agreement is reached, the parties will request a list of nine arbitrators from the American Arbitration Association and select by alternately striking names. The arbitration will be conducted consistent with JAMS/Endispute’s rules governing employment disputes (“Rules”) that are in effect at the time of the arbitration. If there is any conflict between those Rules and the terms of the Employment Agreement (“Agreement”), including all attachments thereto, the Agreement will govern. The arbitrator shall have authority to decide whether the conduct complained of under Subsection (a) above violates the legal rights of the parties. In any such arbitration proceeding, any hearing must be transcribed by a certified court reporter and any decision must be supported by written findings of fact and conclusions of law. The arbitrator’s findings of fact must be supported by substantial evidence on the record as a whole and the conclusions of law and any remedy must be provided for by and consistent with the laws of District of Columbia and federal law. The arbitrator shall have no authority to add to, modify, change or disregard any lawful term of the Agreement. Blackboard will pay the arbitrator’s fee.

D.	Arbitration shall be the exclusive means for final resolution of any dispute between the parties, except 1) for workers’ compensation and unemployment claims and 2) when injunctive relief is necessary to preserve the status quo or to prevent irreparable injury, including, without limitation, any claims concerning an alleged or threatened breach of your Confidentiality, Non-Solicitation and Non-Competition Agreement. Injunctive relief may be sought from any court of competent jurisdiction located in the District of Columbia.